Exhibit 99.1

Synergy CHC Corp. (NASDAQ: SNYR) Secures Landmark Retail and Distribution Wins Across North America for FOCUSfactor Supplements and Functional Beverages

Core-Mark National Authorization, Walmart Canada Breakthrough, and Key Regional Wins Highlight Rapid Growth in Functional Beverage and Supplement Categories

WESTBROOK, Maine – June 30, 2025 – Synergy CHC Corp. (NASDAQ: SNYR) (“Synergy” or the “Company”), a fast-growing consumer health and wellness company, today announced a major wave of North American retail and distribution gains across both its supplement and functional beverage portfolios. These wins represent the Company’s most significant expansion to date, dramatically increasing access to its clinically supported brain health and clean energy products across mass, grocery, convenience, and wholesale channels.

Organized into two core segments – Beverage Gains and Supplement Gains – this update reflects Synergy’s focused strategy to scale nationally and cross-border through capital-efficient partnerships.

Beverage Gains

Core-Mark Grants National Authorization for FOCUSfactor® Focus + Energy

Core-Mark, a division of Performance Food Group and one of North America’s largest food and beverage distributors, has granted national item authorization for FOCUSfactor Focus + Energy beverages. With a network of over 50,000 customer locations and 37 distribution centers, Core-Mark will enable FOCUSfactor beverages to scale across thousands of retail operators in all 50 U.S. states and throughout Canada. Products will begin hitting shelves in Q3 2025.

“This national authorization represents a significant step forward in our distribution strategy,” said Jack Ross, CEO of Synergy CHC Corp. “Core-Mark’s platform allows us to scale with speed across multiple channels – from convenience and grocery to drug and specialty retail.”

Metro Ontario and Metro Convenience Division Expand FOCUSfactor®

In response to growing consumer demand for clean energy and cognitive support, Metro Ontario has launched FOCUSfactor Focus + Energy across more than 125 grocery stores – now available on shelf. Meanwhile, Metro’s convenience division will bring the brand’s three key SKUs to over 600 affiliated locations, including Marché Express and Marché Ami across Ontario and Quebec, starting July 2025.

Energy North Group Accelerates Northeast Penetration

Energy North Group, which operates over 70 convenience stores, gas stations, and foodservice locations across New England and Upstate New York, has officially added FOCUSfactor beverages to its offering. Availability in these regions will begin in Q3 2025.

“We’re excited to add FOCUSfactor Focus + Energy to our functional beverage portfolio,” said Benjamin Hanson, Category Manager, Energy North Group.

Downey Wholesale to Unlock National Independent Market Expansion

Downey Wholesale, a master distributor with extensive reach across the U.S., has added FOCUSfactor Focus + Energy to its national portfolio. Downey will serve as the lead distributor to all Core-Mark divisions nationally, as well as select McLane divisions. With their ability to reach more than 10,000 small wholesalers and independent retailers nationwide, Downey will play a pivotal role in introducing FOCUSfactor to underserved, high-opportunity markets across the country. Products are expected to become available beginning in Q3 2025.

“With Downey’s deep market access and reputation for execution, we’re positioned to scale rapidly in the independent retail space,” added Ross. “This is a strategic unlock for us across foodservice, B2B, and non-traditional retail.”

Supplement Gains

Walmart Canada to Launch FOCUSfactor® Supplements Nationally in Q4 2025

After more than five years of groundwork, Synergy has secured national placement for two FOCUSfactor SKUs within Walmart Canada’s vitamin set – a defining milestone for the brand’s international growth strategy. The rollout, scheduled for Q4 2025, builds on an 18-year U.S. retail partnership with Walmart and affirms FOCUSfactor’s leadership in the growing brain health category.

“We’re delivering real science and real results at scale – and national placement in Walmart Canada gives us tremendous reach,” said Ross. “This expansion has been a long-term goal, and we’re thrilled to bring FOCUSfactor to more Canadian consumers than ever before.”

With momentum accelerating across both product lines and key regions, Synergy expects to share additional retail and distribution updates in the months ahead.

About Synergy CHC Corp.

Synergy CHC Corp. is a provider of consumer health and wellness products. Its brand portfolio includes two flagship names: FOCUSfactor, a clinically studied brain health supplement shown to improve memory, concentration, and focus; and Flat Tummy, a lifestyle brand offering nutritional solutions designed to support women's wellness and weight management goals.

Investor Relations
Gateway Group
Cody Slach, Greg Robles
949.574.3860
SNYR@gateway-grp.com